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                                                                    EXHIBIT 10.1


Eric J. Crown. Effective April 1, 2002, Mr. Crown ceased being Vice President and has entered into a revised two-year employment agreement, which is effective April 1, 2002 and expires on April 1, 2004. Under his new employment agreement, Mr. Crown will be devoting time to acquisitions, strategic planning and other key initiatives, as requested by the Chief Executive Officer or the Board of Directors, on an as-needed basis. Mr. Crown's base annual salary is currently set at $250,000 and he is entitled to receive an incentive bonus, payable quarterly, equal to 0.75% of our net earnings (before deducting the incentive bonuses of executive officers) provided that our net earnings exceed stated minimum amounts. The incentive bonus is paid in the form of either cash or restricted stock at the election of Mr. Crown. The restricted stock vests quarterly over three years, subject to acceleration in certain circumstances. Our net earnings did not exceed the minimum amounts for the quarter ended June 30, 2002, and therefore no bonus was paid to Mr. Crown for this quarterly period. The employment agreement also contains change of control (as defined in the agreements) and non-compete provisions that, upon a change of control, would result in payments to Mr. Crown equal to three times his base salary and an incentive bonus for the preceding four quarters (all payments are to be grossed-up for the individuals' taxes) and would accelerate the vesting of all unvested stock options and restricted stock. The employment agreement provides that the Mr. Crown will receive certain benefits if his employment is terminated without cause. In the event Mr. Crown's employment agreement is terminated without cause, Mr. Crown will receive a lump sum distribution consisting of (i) the total amount of his base annual salary for the remainder of the agreement term, and (ii) the total amount of incentive compensation payments, calculated based on a defined formula, as if Mr. Crown had not been terminated. Additionally, all unvested stock options and restricted stock shares will become fully vested.